Contact:
Erica Borchers
Public Relations
210.308.1268
enborchers@usfunds.com


                                                           For Immediate Release

         U.S. Global Investors Reports Net Income of $0.16 Per Share For
                 Second Quarter, a 220% Year-Over-Year Increase

                        Revenues grow 89% year-over-year
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SAN ANTONIO - February 14, 2006 - U.S. Global Investors,  Inc. (NASDAQ: GROW), a
boutique registered investment advisory firm, announced net income for the quarter ended December 31, 2005, of $1,168,000, or $0.16 income per share, unaudited, compared to net income of $407,000, or $0.05 income per share, unaudited, for the comparable period last year.

Revenues for the quarter ended December 31, 2005, increased $3.65 million to $7.76 million, 89 percent higher than revenues of $4.11 million in the comparable period last year.

"Our team approach and dynamic quant models along with stronger growth metrics in emerging markets and resource-based companies have continued to generate excellent performance in the majority of the equity funds under our management," says Frank Holmes, Chief Executive Officer of U.S. Global Investors. "These asset classes have out-performed the S&P 500 for the past five years, and our funds' strong performance has attracted record new money flows to several of our funds," he adds.

Investment advisory fees, which accounted for most of the increase in revenues, grew by $2.94 million, primarily the result of a 69 percent increase in average assets under management from $1.67 billion for the quarter ended December 31, 2004, to $2.83 billion for the quarter ended December 31, 2005. Total assets under management have grown approximately 70 percent year-over-year from $1.81 billion as of December 31, 2004, to $3.05 billion as of December 31, 2005.

Expenses for the quarter ended December 31, 2005, were approximately $2.55 million higher than the quarter ended December 31, 2004. Consistent with increased fund assets and strong fund performance, certain subadvisory fees, platform distribution costs, and performance-driven compensation costs contributed to the increases in expenses.


"We continue to focus on improving our profit margin," continues Holmes. "The dramatic rise in third-party platform fees and compliance costs, two external and unexpected factors, has in recent years had significant impact on the Company's profit margins."

                        Financial Highlights (Unaudited)
                           U.S. Global Investors, Inc.

                                         Quarter Ended          Quarter Ended
                                        December 31, 2005     December 31, 2004
                                        -----------------     -----------------


Total Revenues                              $ 7,760,832            $ 4,105,898
Total Expenses                              $ 6,047,942            $ 3,495,481
Tax Expense                                 $   545,300            $   203,230
Net Income                                  $ 1,167,590            $   407,187

Basic Net Income Per Share                  $      0.16                  $0.05
Diluted Net Income Per Share                $      0.15                  $0.05

Basic Weighted Average
  Shares Outstanding                          7,494,317              7,480,792
Diluted Weighted Average
  Shares Outstanding                          7,612,235              7,546,380

Mutual Fund Average Assets
Under Management
($ in billions)                             $      2.83             $     1.67




ABOUT U.S. GLOBAL INVESTORS, INC.

U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the Company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 13 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets.

Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.

The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.

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